UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2012

SHADES HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	333-168139	27-1368114
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

20711 Sterlington Drive, Land O’ Lakes, Florida 34638

(Address of principal executive offices) (Zip code)

(813) 454-0130

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below of the Form 8-K if the filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 8.01 OTHER EVENTS.

On August 1, 2012, Shades Holdings, Inc. (the “Company”) entered into a non-binding letter of intent with Suncoast REO Holdings, Inc. (“Suncoast REO”), which contemplates one or more possible transactions, including, without limitation (i) the transfer of a majority of the outstanding common stock of the Company to the shareholders of Suncoast REO, and (ii) the transfer of all of the issued and outstanding capital stock of Suncoast REO to the Company (the “LOI”).

When reading this disclosure, you should be aware that the LOI is non-binding, the parties may never successfully negotiate the terms of definitive agreements, and actual developments may vary substantially from those expected or implied by this statement for any number of reasons or factors, including without limitation:

  The parties may not be able to successfully negotiate the structure of the transaction;
  The parties may not be able to successfully negotiate the terms of definitive agreements;
  Due diligence may reveal unanticipated concerns related to the operational or financial condition of the Company or REO Holdings;
  The Company or REO Holdings may be unsuccessful in securing necessary third-party consents;
  The Board of Directors of the Company or REO Holdings may not approve the transaction.

At this point it is speculative whether or not the transactions contemplated by the LOI will be completed. There are numerous other risks and uncertainties not-discussed above that could cause such transactions to not occur, or if they do occur, that cause the results to be substantially different then may be anticipated. You should not place undue reliance on the Company entering into the non-binding LOI. We are not obligated to update or revise any statements in this report to reflect new events or circumstances unless and to the extent required by applicable law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shades Holdings, Inc.

By: _/s/ Sean M. Lyons ____

Name: Sean M. Lyons

Title: Chief Executive Officer

Dated: August 14, 2012